10f-3 REPORT

GREENWICH STREET SERIES FUND
DIVERSIFIED STRATEGIC INCOME PORTFOLIO

July 1,2004 through November 30,2004

Received  % of
Issuer                                  Issuer       Trade
Fund Issue(1)             Date     Selling Dealer   Amount   Price
Dresser Rand Group   10/14/04   Morgan Stanley   $25,000
$100.00 0.006% 1.693%A
(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.
A-Includes purchases of $7,085,000 by other affiliated funds and discretionary.